                                                                FMC Corporation
                                                                Quarterly Report
                                                                on Form 10-Q for
                                                                June 30, 1998

Exhibit 11  Statement re:
            Computation of Diluted Earnings Per Share (Unaudited)
            -----------------------------------------------------
            (In thousands, except per share data)

                                        Three Months             Six Months
                                       Ended June 30            Ended June 30
                                     ------------------      -------------------
                                       1998       1997        1998        1997
                                     -------    -------      -------    --------
Earnings:
  Net income                         $67,603    $72,748      $58,301    $112,697
                                     =======    =======      =======    ========

Shares:
  Average number of shares of
   common stock outstanding           34,627     37,216       34,716      37,215
  Additional shares assuming
   conversion of stock
   options                             1,071      1,037        1,030         995
                                     -------    -------      -------    --------
  Pro forma shares                    35,698     38,253       35,746      38,210
                                     =======    =======      =======    ========

Diluted earnings per share           $  1.89    $  1.90      $  1.63    $   2.95
                                     =======    =======      =======    ========